Press Release	Exhibit 99.2

Anadarko Updates First Quarter 2003 Guidance, Recaps Exploration Successes
Monday March 31, 10:14 am ET

First quarter 2003 per-share earnings estimate raised 20 cents to $1.35 / cash flow per share raised 40 cents to $3(a)

NEW ORLEANS--(BUSINESS WIRE)--March 31, 2003-- Anadarko Petroleum Corporation (NYSE:APC - News) today updated its first quarter 2003 financial guidance, increasing its earnings estimate to $1.35 per share (diluted) from $1.15 per share announced previously and its cash flow estimate to $3 per share from $2.60 per share.

"With the strong oil and gas prices, we're looking for first quarter cash flow and earnings that are more than 15 percent above the guidance levels we issued just two months ago," Anadarko Chairman, President and CEO Robert J. Allison, Jr. said today during the 31st Annual Howard Weil Energy Conference.

Allison reaffirmed Anadarko's forecast of 5 percent production growth for 2003 and 12 percent for 2004. "Our goal is double-digit production growth, which we can achieve -- and also post strong financial returns," Allison stressed. "We will continue to improve our returns and cash margins, and we will continue to work on costs."

Allison said fourth quarter 2003 production volumes should be about 20 percent higher than those of the first quarter of 2003, reflecting a 20 percent increase in development drilling activity planned this year. "The momentum of increasing volumes every quarter is key to the growth we expect in 2004," he noted.

Anadarko has an aggressive exploration program under way for 2003 that already has yielded some excellent results, Allison noted.

Since resuming its Algerian exploration program last October, the company has made two oil discoveries on Block 404 east of the Hassi Berkine field. Four more exploration wells on Block 404 and 208 are planned this year.

In Canada, Anadarko has been very successful in the Saddle Hills play, where the company is continuing to add gas reserves through new discoveries and grow production. Saddle Hills production has grown from 2 million cubic feet a day to 80 million cubic feet a day over the last 18 months. Anadarko also is conducting follow-up exploration this winter in the Fort Liard area of the Southern Territories to commercialize a gas discovery made in 2002.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

(a) Cash flow per share of $3 is calculated using cash flow from operating activities, before changes in assets and liabilities, or about $775 million divided by 258 million diluted shares outstanding.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.

Contact:

     Anadarko Petroleum Corporation, Houston
     Media Contacts:
     Teresa Wong, 832/636-1203
     teresa_wong@anadarko.com
     or
     Anne Vincent, 832/636-8368
     anne_vincent@anadarko.com
     or
     Investor Contacts:
     Paul Taylor, 832/636-3471
     paul_taylor@anadarko.com
     or
     David Larson, 832/636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832/636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation